AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of October 13, 2010 (the “Restatement Date”), between CKX, Inc., a Delaware corporation (the “Employer”), and Kraig G. Fox (the “Executive”).

WHEREAS, the Employer and the Executive entered into that certain Employment Agreement, dated as of October 1, 2009, between the Employer and the Executive (the “Employment Agreement”);

WHEREAS, the Employer desires to retain the Executive; the Executive affirms that no obligation germane to the Executive presently precludes, or exists now and in the future may preclude, the Executive’s entry into and full and faithful performance of this agreement; and the Executive desires to accept employment with the Employer; and

WHEREAS, the Employer and the Executive desire to amend and restate the Employment Agreement as of the Restatement Date;

NOW, THEREFORE, the Employer and the Executive agree as follows:

1. Employment. Upon the terms and subject to the conditions of this agreement, the Employer employs the Executive, and the Executive accepts employment.

2. Term; Dates. The term of the Executive’s employment shall commence on October 1, 2009 and continue until December 31, 2014 (the “Employment Agreement Term”), unless earlier terminated or renewed in accordance with this agreement.

2.1 This agreement refers to the dates defined in this section, as follows: (i) the date of commencement of employment is the “Effective Date”; (ii) the period of time during which the Executive is an employee of the Employer pursuant to and in accordance with the terms and provisions of this agreement is hereinafter referred to as the “Term”; and (iii) the last date of employment is the “Expiration Date.”

3. Executive’s Position, Duties, and Authority. The Employer shall employ the Executive, and the Executive shall serve as Executive Vice President and Chief Operating Officer of the Employer, and in such other positions with the Employer and its subsidiaries that are reasonably acceptable to the Executive. The Executive shall have executive duties, functions, authority, and responsibilities commensurate with the office or offices he from time to time holds with the Employer in a corporation that is public, subject, in accordance with applicable law, to the supervision and direction of the Board.

3.1 The Executive shall have no obligation to serve or continue to serve as an officer or director of any subsidiary or affiliate of the Employer if the Employer or any such subsidiary or affiliate of the Employer or any of their respective successors fails to provide to and maintain on behalf of the Executive indemnification rights no less beneficial to the Executive than those provided by Section 10 of this agreement and, to the extent more beneficial to the Executive now or in the future, every right to indemnification and defense of an officer of any entity formed and existing under the laws of the State of Delaware. The future occurrence of any event described in the preceding sentence, or the Employer’s failure within a reasonable time to reimburse the Executive for all expenses reasonably incurred in the course of fulfilling his duties and responsibilities as an officer of the Employer, any subsidiary or affiliate of the Employer or any of their respective successors, additionally, and immediately, shall constitute a Constructive Termination of the Executive without Cause as such term is defined in this agreement.

3.2 The Executive agrees to tailor his conduct with the reasonable written employment policies which the Employer generally applies to all of its senior most executives, and additionally agrees that the Employer may make necessary and reasonable amendments to its policies from time to time during the Term, to the extent not inconsistent with the terms of this agreement. The Employer and the Executive acknowledge and agree that the Executive has, in the past, so tailored his conduct and may, in the future, tailor his conduct consistent with past practice. The Executive and the Employer agree that these policies supplement, but do not amend or otherwise modify, the express terms of this agreement in the manner authorized by Section 17.5 of this agreement.

3.3 The Executive acknowledges that during the Term, the Employer may, without the necessity of obtaining the Executive’s consent, implement one or more corporate reorganizations for financial, tax, or related business reasons which do not constitute a Change in Control as such event is defined in Section 12.2 of this agreement. The Executive agrees that, so long as any such reorganization does not constitute a Change in Control, the reorganized Employer shall be deemed the Employer for all purposes in connection with this agreement, and without a requirement that additional consideration be delivered to the Executive in connection with the reorganization.

4. Principal Occupation. Except as otherwise permitted herein, the Executive shall devote substantially all of his working time to the business and affairs of the Employer and to the fulfillment of his duties under this agreement in a diligent and competent fashion, consistent with industry standards.

4.1 The Employer acknowledges and agrees that during the Term:

(a) the Executive may wish to continue, or commence, service as a director and officer (or in a similar capacity) on the governing body of other business entities whose business is not competitive with that of the Employer or any of its subsidiaries; and

(b) the Executive agrees that his service as described in Section 4.1(a) shall be subject to the approval of the Employer’s Board, so long as the Board’s discretion is not applied unreasonably.

Where the Board declines to approve the commencement of the Executive’s service or his continued service, or the Board withdraws its approval for the continuation of the Executive’s service as described in Section 4.1(a), the Executive agrees that he will resign from such position, or withdraw himself from consideration. The Executive and Employer agree that nothing in this Section 4.1 applies to the Executive’s membership or contribution of his time or services, in a non-remunerative capacity, to any: charitable or educational organization, foundation, or association; political organization or campaign; religious group, foundation, or organization; or non-profit trade, professional, community, or recreational organization or club, so long as the purpose or aim of any such organization presents no conflict with the business of the Employer, as reasonably determined by the Board.

4.2 The Employer acknowledges and agrees that during the Term, the Executive may devote a portion of his business time to personal investments and outside business commitments, provided, however, that: (a) such activities do not conflict with the business of Employer, (b) such activities do not interfere, directly or indirectly, with the performance by the Executive of his obligations under this Agreement, and (c) such activities do not result in a breach by the Employer of any non-competition or any other similar type of agreement to which the Employer, or its officers or directors, may be a party.

4.3 No provision of this agreement shall be construed to prohibit the Executive’s: (a) acquisition, ownership, or trading, including without limitation the Executive’s indirect ownership, of less than five percent (5%) of the issued and outstanding stock (or comparable bonds, options, derivatives, or negotiable instruments) of a business entity having securities publicly traded anywhere in the world; or (b) passive ownership of stock, partnership interests, or comparable ownership interests or securities in any for-profit private business entity that is not directly competitive with the business of the Employer or any of its subsidiaries. The Employer additionally agrees that nothing in this agreement shall operate to prohibit the Executive’s acceptance of a testamentary gift, bequest, or its equivalent, nor the Executive’s retention of any such gift, bequest, or its equivalent following its delivery, so long as the Executive retains the interest(s) solely for investment purposes.

5. Location of Employment. Unless the Executive otherwise consents in writing, the usual place for the performance of his services shall be the Employer’s principal office located in the Borough of Manhattan, New York, New York, or such other location within Manhattan or Nassau County, New York, as established by the Employer.

6. Base Salary. During the Term, the Employer shall pay or cause to be paid to the Executive an initial annualized base salary, payable in equal installments during each year of the Term equal to Five Hundred Thousand Dollars ($500,000) (the “Base Salary”). The Base Salary shall be increased upon each anniversary of October 1, 2009 by an amount equal to five percent (5%) of the Base Salary then in effect. Additionally, the Board shall review the Executive’s Base Salary at least annually and the Board may increase, but not decrease, the Base Salary in an amount greater than the increase required by the preceding sentence.

6.1 The Executive authorizes the Employer to deduct from the Base Salary and any other consideration payable in cash to the Executive pursuant to this agreement all tax withholdings, tax related deductions, or other governmentally imposed charges against income as may be required by law.

6.2 The Executive acknowledges that his attendance and participation in executive retreats, seminars, motivational or instructional programs, and business, corporate, and employee relations training may be requested by the Employer during the Term. In such event, the Executive agrees that he in good faith will make reasonable efforts to attend and participate in such events, provided that the Executive will not be required to attend or participate in more than two such events in any calendar year.

6.3 The Executive shall be eligible to accrue the equivalent of six (6) weeks vacation during each full year of the Term, in accordance with the accrual methodology and vacation day accrual limitations in the vacation leave policy applied by the Employer to its employees, except that the Employer will credit the Executive for his full annual accrual at the commencement of each full year of the Term, i.e., not on a proportional basis during the course of each year of the Term. The Executive additionally shall be entitled to remain away from work for as many or as few days as required by the Executive due to the Executive’s bona fide illness, subject to the provisions of Section 13 of this agreement.

7. Bonus and Option Grants.

7.1	During each year or partial year of the Term, the Executive shall be entitled to receive a bonus payment as follows:

(a) Executive shall receive a guaranteed minimum annual bonus equal to 25% of his Base Salary for the year in question.

(b) In the event that Employer shall achieve at least 90% of its Annual OIBDAN Target (as defined below), the cash bonus payable to Executive for the year in which such target is achieved shall be increased to an amount equal to 50% of Executive’s Base Salary for the year in question.

(c) In the event that Employer shall achieve at least 100% of its Annual OIBDAN Target, the cash bonus payable to Executive for the year in which such target is achieved shall be increased to an amount equal to 75% of Executive’s Base Salary for the year in question.

(d) In the event that Employer shall achieve at least 105% of its Annual OIBDAN Target, the cash bonus payable to Executive for the year in which such target is achieved shall be increased to an amount equal to 100% of Executive’s Base Salary for the year in question and Executive shall receive a grant of options to acquire 50,000 shares of Employer’s common stock (such options to be in addition to options granted pursuant to Section 7.4 below and to be granted in a manner consistent with Employer’s stock incentive plan(s)).

7.2 The “Annual OIBDAN Target” shall be defined as the lower of (i) the budgeted OIBDAN for the year as accepted by Employer’s Board of Directors; or (ii) the OIBDAN target for Employer used to calculate the bonus arrangements for other members of senior management of the Employer pursuant to any executive compensation plan adopted by Employer’s Compensation Committee. If no such budgeted OIBDAN is approved by the Board and there is no established OIBDAN target for a senior executive compensation plan, the defining metric shall be the lower of (i) the financial targets, if any, used by the Employer to calculate bonuses for other members of senior management of the Employer or (ii) budgeted net income, as determined by GAAP, for such year.

7.3 All cash bonuses to be paid to the Executive pursuant to Section 7.1 above shall be paid by the Employer to the Executive no later than the earlier of (i) March 31st of the year following the year for which the bonus is to be calculated; or (ii) the date that is five (5) days after the date on which the audited financial statements of the Employer for the year for which the bonus is to be calculated are filed with the Securities and Exchange Commission.

7.4 During each year of the Term, Executive shall receive a grant of options to acquire not less than 100,000 shares of common stock of the Employer, such options to be granted on dates determined by the Compensation Committee of the Board of Directors of the Employer and pursuant to and in accordance with the terms of Employer’s long term incentive compensation plan(s).

7.5 If the stock option grants set forth above are required to be approved by the Compensation Committee of the Board of Directors of the Employer, then such grants shall be deemed recommendations unless and until such approval is obtained.

8. Expenses.

8.1 The Employer shall reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services. The Employer shall make reimbursement within a reasonable time following the Executive’s presentation of expense statements, vouchers, receipts, or such other supporting information as the Employer reasonably may require from the Executive. The Executive acknowledges that the Employer’s policies regarding the documentation of expenses for which reimbursement is sought may change from time to time, and the Executive agrees that he will comply with the Employer’s reasonable documentation requirements.         .

8.2 The Executive at all times shall be entitled to: travel in first class seating (or its equivalent) on a reputable airline when the Executive travels by air in connection with the Employer’s business; to hotel accommodations while outside New York on business at a full-service hotel offering a hotel room with sufficient space, furnishings, and technological facilities and appointments for the Executive’s comfortable and productive work in the room; and private car service when required to travel in connection with the Employer’s business, attend business meetings, or work or attend functions outside of normal business hours or on weekends or holidays.

8.3 In the event that the Employer’s business requirements cause or require the Executive to cancel personal vacation or travel plans for which the Executive or any member of his family is unable to obtain a full refund of any deposit or comparable amount expended by the Executive in advance, the Employer agrees that it will reimburse to the Executive the full amount not refunded or refundable to the Executive or any such family member.

9. Benefits.

9.1 During the Term, the Executive shall be eligible to participate in any pension, profit sharing, incentive stock option, stock purchase, stock grant program or plan, and retirement savings program or plan established by the Employer or any of its subsidiaries for which the Executive provides services hereunder (“Participating Subsidiaries”), including, without limitation, any such program or plan offered by the Employer or Participating Subsidiaries to its executive or non-executive employees. The Executive additionally shall be eligible to participate in any group life insurance, hospitalization, medical, health and accident, dental, disability, or similar plan or program made available by the Employer or Participating Subsidiaries to its executive or non-executive employees. The Executive acknowledges that his participation in any benefit plan described in this Section 9.1 may require, where required from other senior executives of the Employer or Participating Subsidiaries, the Executive’s co-payment of a periodic premium as a deduction from the Base Salary payable to him. The Executive additionally acknowledges that the Executive’s actual ability to participate in any program, plan, or other benefit opportunity in which the Executive otherwise is eligible to participate ultimately may be determined and governed by the terms and conditions of a third-party provider’s plan or program, and the Executive affirms that any third-party’s decision denying the Executive’s participation in a particular program or plan, the provision of coverage or a benefit in respect of a particular circumstance or expense, or a comparable decision adversely affecting the Executive shall not constitute a breach of this agreement by the Employer, so long as the Employer does not offer, designate, or select a program or plan with the actual intention of excluding the Executive’s eligibility or participation in the opportunity.

9.2 The Employer agrees that in the event of the Executive’s death during the Term, the Employer will pay to the Executive’s estate the following, which shall be distributed in accordance with the Executive’s will or testamentary plan, as directed by any court having jurisdiction over such estate, or as directed by any duly appointed administrator or executor of the Executive’s estate:

(a) all earned but unpaid Base Salary at the time of the Executive’s death, plus an amount equal to two (2) times the Base Salary in effect at the time of the Executive’s death, with the Employer making both of such payments as soon as practicable but not later than the March 15th immediately after the end of the calendar year in which Executive’s death occurs.

(b) the full costs relating to the continuation of any group health, dental, and life insurance program or plan provided through the Employer in which the Executive participated at the time of his death, and through which coverage was provided to any dependent(s) of the Executive at the time of the Executive’s death, for a period of two (2) years following his death, without regard to the availability or expiration of any continuation option or feature provided by the program(s) or plan(s), or as otherwise provided to a lesser extent by applicable law at the time of the Executive’s death; and

(c) the Employer additionally shall cause any stock options, restricted stock or other equity-based instruments that previously were issued to the Executive to vest fully and shall take all action necessary to cause the assignment or transfer of such options, securities or other instruments as directed by the Executive’s will or testamentary plan, or as directed by any duly appointed administrator or executor of the Executive’s estate.

The Executive acknowledges that the Employer, at its option may, in the sole exercise of its discretion, acquire and maintain a current whole life insurance policy (“Policy”) on the life of the Executive from a reputable carrier which provides substantially equivalent benefits on behalf of the Executive in respect of the amounts provided in Sections 9.2(a) and (b). Such Policy, if acquired and maintained, is intended to meet the Employer’s obligations to the Executive pursuant to Sections 9.2(a) and (b). The Executive shall have no preferred claim on, or any beneficial ownership interest in, the Policy which will be subject to the claims of the Executive’s general creditors under federal and state law in the event of insolvency.

10. Indemnification. The Employer shall indemnify the Executive against all losses, claims, expenses, or other liabilities of any nature arising by reason of the fact that he: (a) is or was a director, officer, employee, or agent of the Employer or any of its subsidiaries or affiliates; or (b) while a director, officer, employee or agent of the Employer or any of its subsidiaries or affiliates, is or was serving at the request of the Employer as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, in each case to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Without limiting the generality of the foregoing, the Executive shall be entitled in connection with his employment and in connection with his services as an officer and director of the Employer to the benefit of the provisions relating to indemnification and advancement of defense costs and expenses contained in the bylaws and certificate of incorporation of the Employer, as the same in the future may be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Employer shall advance to the Executive all costs of investigation or defense incurred by the Executive in connection with any pending or threatened claim for which the Executive may be entitled to indemnification hereunder, provided that the Executive shall agree to return to the Employer any such reimbursed amounts, without interest, if it is determined in a final, non-appealable judgment by a Court of competent jurisdiction that the Executive is not entitled to indemnification by the Employer for losses incurred in connection with such claim. The indemnification obligations of the Employer shall survive from the Effective Date of this agreement and continue until three (3) months after the expiration of any applicable statute of limitations with respect to any claim made against the Executive for which the Executive is or may be entitled to indemnification (the "Survival Period”), and shall survive after the Survival Period with respect to any indemnification claim as to which the Employer has received notice on or prior to the end of the Survival Period. The Employer’s belief regarding a statute of limitations applicable to a claim, any position taken by the Employer in response to a claim, or the determination of any judicial, quasi-judicial, or arbitral body in connection with a claim and any statute of limitations applicable to a claim(s) shall in no event relieve the Employer from its obligation to indemnify the Executive. The Employer shall prepay in full, and maintain fully during the Survival Period for the benefit of the Executive, on an “occurrence” basis, a directors and officers errors and omissions insurance policy, or a similar insurance policy(ies), providing coverage from a financially reputable carrier, in form and substance reasonably acceptable to the Executive. Anything in this agreement to the contrary notwithstanding, this Section 10 shall survive the termination of this agreement for any reason.

11. Confidential Information. The Executive acknowledges that his employment will fully familiarize the Executive with the trade secrets and confidential and proprietary information of the Employer (the “Confidential Information”). Examples of the Employer’s Confidential Information include, without limitation, information regarding the Employer’s costs, profits, markets, sales, products, key personnel, operational methods, technical processes, business strategies, and other information which the Employer engages in efforts to protect from disclosure or discovery by its competitors, actual and prospective clients, and other third parties. The Executive further acknowledges that the unintentional or intentional disclosure of the Employer’s Confidential Information would have a material adverse effect on the operations and development of the Employer’s business. The Executive therefore covenants and agrees as set forth below:

11.1 The Executive will during the Term and for one (1) year thereafter, keep secret all Confidential Information, and will not intentionally disclose Confidential Information to anyone outside of the Employer and its subsidiaries and affiliates and their respective advisors, directors, officers, employees, agents, consultants, financing sources and other representatives, other than in connection with the Executive’s performance of his duties under this agreement except with the Employer’s consent, provided that: (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of the Executive’s breach of his obligations hereunder; and (ii) the Executive may, after giving prior notice to the Employer to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; provided, however, that if the Executive is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information pursuant to the foregoing clause (ii), he agrees to use reasonable efforts to provide the Employer with prompt notice of each such request so that the Employer may seek an appropriate protective order or waive compliance by the Executive with the provisions of this agreement or both; provided, further, that if, absent the entry of a protective order or the receipt of a waiver under this agreement, the Executive is, in the opinion of his counsel, legally compelled to disclose such Confidential Information under pain of liability for contempt or other censure or penalty (civil or criminal), the Executive may disclose such information to the persons and to the extent required without liability under this agreement. In such event, the Executive shall give the Employer written notice of such disclosure, in reasonable detail, as soon as possible, but in any event not later than concurrently with making such disclosure, and the Executive shall exercise his reasonable commercial efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information so disclosed.

11.2 The Executive will, at his option: (i) deliver promptly to the Employer at the termination of his employment by the Employer, or at any other time the Employer may so request, all memoranda, notes, records, reports, and other documents (including, without limitation, drafts, whole or partial copies, and information stored or maintained electronically, magnetically, in a computer, or through any other medium invented in the future) relating to the Employer’s business, which he obtained while employed by, or otherwise serving or acting on behalf of, the Employer and which he may then possess or have under his control (the “Records”); or (ii) in lieu of subclause (i) above, the Executive shall destroy all of the Records, return all tangible property of the Employer containing any Records which is possessed by the Executive, and shall deliver to the Employer a signed affirmation to that effect.

11.3 The Executive’s duties may require that he enter into confidentiality agreements, nondisclosure agreements, or comparable agreements with third parties, and a third party may require the Executive’s entry into such an agreement(s) personally and on behalf of the Employer. In any such event, the Executive agrees to engage in reasonable efforts to perform any such agreement.

11.4 During the Term, the Employer may adopt or implement additional Confidential Information policies, procedures, or requirements in connection with the Employer’s business, and any such policies, procedures, or requirements will supplement this Section 11, without additional consideration from the Employer to the Executive, except to the extent, if any, that they conflict with this agreement, in which event this agreement shall control and govern.

12. Termination. The following definitions shall apply to the use of such terms in this agreement:

12.1 “Cause” means:

(a) the Executive is convicted of, or enters a no contest plea to (i) a felony involving moral turpitude, or (ii) a misdemeanor involving moral turpitude which would render the Executive unable to perform his duties set forth in this agreement;

(b) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this agreement, resulting in material economic harm to the Employer; or

(c) the Executive’s disloyalty, willful non-performance or willful misconduct or neglect (whether the neglect arises from an act(s) or failure(s) to act) of his duties under this agreement after: (i) written notice to the Executive from either the Board or the Chairman of the Board, with reasonable specification of the matter(s) giving rise to the notice, including notice of the Employer’s intent to terminate the Executive’s employment due to the matter(s) described in such notice, and further stating the Board’s or the Chairman of the Board’s reasoned conclusion that it is impossible for the Executive to cure the matter(s) giving rise to the notice within thirty (30) days from the notice; (ii) the opportunity for the Executive to respond in writing to the written notice, with the assistance of any counsel deemed appropriate by the Executive (but at the Executive’s expense) not sooner than ten (10) regular business days after delivery of the written notice; (iii) the opportunity for the Executive to be heard and to orally present his position during a confidential meeting of the entire Board within ten (10) business days after the Executive’s delivery to the Employer of the Executive’s written response to the written notice; and (iv) a vote of not less than 66 ?% of all members of the Board finding that the matter(s) specified in the written notice constitute “Cause” for purposes of this agreement; or

(d) any finding by the Securities and Exchange Commission pertaining to the Executive which, in the opinion of independent counsel selected by the Employer, could reasonably be expected to impair or impede the Employer’s ability to register, list, or otherwise offer its stock to the public, or following any Initial Public Offering, to maintain itself as a publicly-traded company.

For purposes of this Section 12.1, no act, or failure to act, by the Executive shall be “willful” unless committed without a reasonable belief that the act or omission was in the best interest of the Employer.

12.2 A “Change in Control” shall mean the occurrence of any of the following, as supplemented by the defined terms in Section 12.2(g) of this agreement:

(a) any “person,” or “group” of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall become, directly or indirectly, a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of Voting Stock representing more than thirty-five percent (35%) of the total voting power of all Voting Stock of the Employer on a fully-diluted basis;

(b) all or substantially all of the assets or business of the Employer are disposed of through the consummation of a merger, consolidation, sale of assets or other transaction (unless the shareholders of the Employer immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, Voting Stock representing fifty percent (50%) or more of the voting power of the outstanding Voting Stock of the entity or entities, if any, that succeed to the business of the Employer, determined on a fully-diluted basis);

(c) the Employer combines with another entity and is the surviving corporation but, immediately after the combination, the shareholders of the Employer immediately prior to the combination beneficially own, directly or indirectly, less than fifty percent (50%) of the voting power of the outstanding Voting Stock of the combined company, determined on a fully-diluted basis;

(d) there shall be consummated any consolidation or merger of the Employer in which the Employer is not the continuing or surviving entity or pursuant to which the common stock of the Employer would be converted into cash, securities, or other property, other than a merger or consolidation of the Employer in which the shareholders of the Employer immediately prior to the merger or consolidation beneficially own, directly or indirectly, fifty percent (50%) or more of the voting power of the outstanding Voting Stock of the combined company, determined on a fully-diluted basis; or

(e) the approval of the shareholders or the Board of Directors of the Employer of any plan or proposal for the liquidation or dissolution of the Employer.

(f) For purposes of this Section 12.2, “Voting Stock” means, with respect to any person, securities of any class or classes of capital stock in such person, entitling the holders thereof to vote under ordinary circumstances in the election of members of the board of directors or other governing body of such person.

12.3 “Constructive Termination without Cause” means the termination of the Executive’s employment at his initiative after, without the Executive’s prior written consent, one or more of the following events:

(a) a reduction in the Base Salary, or the uncured failure by the Employer to fulfill its obligations under this agreement within thirty (30) days after written notice thereof from the Executive to the Employer;

(b) the failure to elect the Executive to any of the positions described in Section 3; any material diminution or adverse change in the duties, authority, responsibilities, or positions of the Executive; or any attempt to remove the Executive from any executive management position in a manner contrary to this agreement or the Employer’s then effective certificate of incorporation or by-laws;

(c) the assignment to the Executive of duties or responsibilities which are materially inconsistent or different from those customarily performed by a person holding the executive management positions to be held by the Executive pursuant to Section 3;

(d) the failure of the Employer to obtain the assumption in writing of its obligation to perform this agreement by any successor to all or substantially all of the assets or business of the Employer after a merger, consolidation, sale, or similar transaction; or

(e) the commencement by or against the Employer or any of its material subsidiaries of a voluntary or involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect; or seeking the appointment of a trustee, receiver, liquidator, or custodian of it or any substantial part of its property, and consent by the Employer or any such material subsidiary to any such relief; or the making of a general assignment for the benefit of creditors, or failure generally to pay its debts as they become due; or taking any corporate action to authorize any of the foregoing.

(f) The Executive agrees that each of the following must occur before the Executive may assert the existence of a Constructive Termination without Cause (other than with respect to Section 12.3(e)): (i) the Executive must provide written notice to the Board or the Chairman of the Board, with reasonable specification of the matter(s) giving rise to the notice; (ii) the Employer must have the opportunity, through the Chairman or a Board member designated by him, to respond in writing to the written notice, with the assistance of any counsel deemed appropriate by the Employer (at its expense) not sooner than ten (10) business days after delivery of the written notice; and (iii) the Board must have the opportunity, acting collectively or through a designee, to investigate, inquire, and otherwise inform itself of the assertion, followed by a hearing before the Board during which the Executive is allowed the opportunity to orally present his position during a confidential meeting of the entire Board, and the Employer is allowed to respond, within ten (10) business days after the Employer delivers to the Executive its written response to the Executive’s written notice.

12.4 Termination by the Employer for Cause. If the Employer terminates this agreement for Cause, the Executive shall be paid, as soon as practicable but no later than thirty (30) days following such termination, all earned but unpaid Base Salary through the date of termination and any earned but unpaid bonus through the date of such termination.

In the event the Employer terminates the Executive’s employment for Cause, the Executive shall have no further obligation or liability to the Employer in connection with his performance of this agreement (except the continuing obligations specified in Section 11).

12.5 Termination without Cause or Constructive Termination without Cause. In the event the Executive’s employment is terminated without Cause, other than due to disability or death, or in the event there is a Constructive Termination without Cause, the Executive shall be entitled to be paid by the Employer:

(a) the Base Salary through the date of termination, with payment made as soon as practicable but no later than thirty (30) days following such termination date;

(b) a lump sum, paid as soon as practicable but not later than thirty (30) days following such termination date, equal to the present value (calculated using as the discount rate seventy-five percent of the prime rate (as published by The Wall Street Journal) on the first business day of the month in which such termination occurs) of the cash equivalent of three (3) times the Base Salary, at the rate in effect on the date of termination (or in the event a Base Salary reduction is the basis for a Constructive Termination without Cause, the Base Salary in effect immediately prior to such a reduction) (the “Salary Payment”);

(c) a lump sum, paid as soon as practicable but not later than thirty (30) days following such termination date, equal to the present value (using as the discount rate of seventy-five percent of the prime rate (as published by The Wall Street Journal) for the first business day of the month in which such termination occurs), of a cash bonus, for each partial or full year remaining in the then unexpired Employment Agreement Term, in full and complete satisfaction of any form of cash bonus or cash incentive compensation amounts equal to the average of all bonuses paid or earned (if not yet paid) by the Employer to the Executive during the Term prior to termination (the “Base Bonus Amount”);

(d) all benefits provided in Sections 8 and 9 (except that if providing any such benefit under the terms of a plan would cause an adverse tax effect, the Employer may provide the Executive with equivalent cash payments outside of the plan at the same time the benefits would otherwise have been taxable to the Executive) until the end of the Employment Agreement Term, with no additional cost or charge payable by the Executive; and

(e) Notwithstanding the foregoing, if any amount payable to Executive under this Agreement on account of Executive’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A, such amounts shall be payable upon the Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”); provided, however, if at the time of Executive’s Separation from Service the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within two (2) business days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments (including interest on any such payments), and benefits that the Employer would otherwise have been required to provide under this Section 12.5 or Section 12.6 but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand). Each payment under this agreement shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, all reimbursements and in-kind benefits provided under this Agreement shall be made in accordance with the following requirements of Code Section 409A: (i) the reimbursement of eligible expenses will be made no later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive; (ii) except as permitted by Code Section 409A, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year; and (iii) any right to reimbursement of eligible expenses or in-kind benefits is not subject to liquidation or exchange for any other benefit.

12.6 Additional Rights Following a Change in Control. In the event of a Change in Control, the Executive shall be entitled: (a) at any time beginning on the date of the actual closing of any transaction which constitutes a Change in Control (the “Change in Control Closing Date”) and continuing until the date that is sixty (60) days after the Change in Control Date (such date selected by the Executive, the “Accelerated Expiration Date”), to terminate his employment and accelerate this agreement’s Expiration Date; and (b) to all payments and benefits provided in Section 12.5 in respect of a Constructive Termination without Cause; provided, however, that in the event that (i) a Change in Control is consummated with any one or more persons or entities with whom the Employer has signed a non-disclosure agreement and with whom the Employer has been engaged in discussions regarding a Change in Control during the period beginning six months prior to the Restatement Date through and including the Restatement Date and (ii) such Change in Control is either consummated no later than six months following the Restatement Date or a definitive agreement with respect to such Change in Control is duly executed by and remains in continuous effect until the date that is six months following the Restatement Date (with any definitive agreement that lapses or is otherwise terminated for no more than thirty days but later reinstated within such six-month period deemed to be “in continuous effect”), then the Salary Payment due pursuant to Section 12.5(b) shall be equal to the cash equivalent of four (4) times the Base Salary, at the rate in effect on the date of the Change in Control. The payments and benefits provided under Section 12.5, together with a bona fide, good faith estimate of any amounts that may be payable pursuant to Section 12.7, (i) shall be paid to the Executive, within two (2) business days following the Accelerated Expiration Date in a lump sum, without any discount or reduction for the present value of any monetary amount(s) payable; and (ii) in the case of non-monetary consideration or stock options or comparable consideration, subject to Section 12.5(e), delivered to the Executive within two (2) business days of the Accelerated Expiration Date. Upon a Change in Control, a Constructive Termination Without Cause or at the conclusion of the Employment Agreement Term, all granted but unvested shares of restricted stock and all options to purchase the Employer’s capital stock or similar instruments granted to or held, directly or indirectly, by the Executive shall vest fully and immediately in the Executive and all options and similar securities held, directly or indirectly, by the Executive shall remain exercisable for the full maximum term of the original option grant or ten (10) years from the Change in Control Closing Date, whichever is greater. In addition, Section 14 of this agreement immediately, and without additional action, shall be deemed and rendered null, void, and without any effect as against the Executive upon the actual closing of any transaction which constitutes a Change in Control. The Executive shall forfeit any rights granted pursuant to this Section 12.6 if the Executive, in his sole and absolute discretion and without any obligation whatsoever to do so, accepts in writing a written offer to remain with the surviving company in an executive position with equivalent duties, authority, and responsibilities as the Executive held immediately prior to the transaction resulting in the Change in Control.

12.7 Payment Following a Change in Control. In the event that the aggregate of all payments or benefits made or provided to the Executive under this agreement and under all other plans and programs of the Employer (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Employer shall pay to the Executive, prior to (but, subject to Section 12.5(e) above, not later than thirty (30) days after the Change in Control) the time any excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an amount (the “Gross-Up Payment”) which, after the imposition of all excise, federal, state and local income taxes on the Aggregate Payment and the Gross-Up Payment, enables the Executive to retain a total amount equal to the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this subsection shall be made in writing not later than sixty (60) days following each Change in Control by an independent auditor (the “Auditor”) jointly selected by the Employer and the Executive and paid for by the Employer. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Employer or any affiliate thereof. If the Executive and the Employer cannot agree on the firm to serve as the Auditor, then the Executive and the Employer shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

12.8 Voluntary Termination. Except as otherwise set forth herein, (a) in the event of the termination of this agreement at the conclusion of the Employment Agreement Term, or by the Executive on his own initiative other than: (a) a termination due to death or disability; (b) a Constructive Termination without Cause; or (c) a Change in Control, the Executive shall have the same entitlements as provided in Section 12.4 for a termination for Cause. A voluntary termination of employment by the Executive shall be effective upon reasonable written notice to the Employer. Written notice need not be provided in the event of a termination due to death or disability or the consummation of a Change in Control.

12.9 Stock Options and Restricted Stock. (a) Upon termination of the Executive’s employment with the Employer without Cause, as a result of a Constructive Termination without Cause, or at the conclusion of the Employment Agreement Term, all restrictions on any restricted stock, stock options or other equity-based instruments, including any transferability or vesting restrictions, immediately shall lapse. The Executive additionally shall have the immediate right to exercise any Employer stock options in full (without regard to any restriction on the underlying stock, and whether granted under this agreement or otherwise), whether or not any such option is fully exercisable on the date of termination, for the remainder of the original full maximum term of each such stock option. In addition, in the event that the Executive’s employment is terminated for any reason within one (1) year preceding or following the consummation of a Change in Control (including, without limitation, the date of the consummation) then the Executive shall be entitled, at the Executive’s option and without the preclusion or reduction of any benefit otherwise available to him under this agreement (pursuant to Section 12.6 or otherwise), to exercise all options granted previously to the Executive during the longest period permissible under the terms of the plan under which such options were issued from the Change in Control Closing Date, and additionally to freely transfer any options held, directly or indirectly, by the Executive as of the Change in Control Closing Date.

(b) Option Grant Terms. The Employer agrees that it will cause the terms and conditions of any options to purchase the Employer’s shares of capital stock or any other equity-based instruments granted to the Executive during the Employment Agreement Term to conform with the provisions of this agreement. Where the terms of any grant agreement with the Executive or any stock incentive plan or stock option plan adopted by the Employer conflict with this agreement, the Employer agrees that the terms of this agreement shall control, apply to and determine the terms of the grant to the fullest extent permitted by applicable law.

12.10 No Mitigation or Offset. At any termination of the Executive’s employment or at the expiration of the Employment Agreement Term, the Executive shall have no obligation to seek other employment. There shall be no offset against amounts due the Executive under this agreement on account of any remuneration attributable to any later employment, consultancy, partnership, or other remunerative activity connected with the Executive. However, the Employer may offset (at any time before the date that is thirty (30) days after the end of the calendar year in which the Executive’s employment terminates) any amounts owed by the Executive to the Employer or any of its subsidiaries or affiliates against amounts due to the Executive under this agreement

12.11 Failure to Renew. If, at the end of the Employment Agreement Term, the Executive is ready, willing and able to renew this agreement for an additional term of not less then three (3) years and on terms substantially consistent with the terms in place immediately prior to the expiration of the Employment Agreement Term and if the Employer does not offer the Executive a new agreement of a term of at least three (3) years on terms substantially consistent with the terms in place immediately prior to the expiration of the Employment Agreement Term, then the Employer shall (i) pay to the Executive his Base Salary, then in effect, for an additional 12 month period and (ii) maintain all health and other benefits of the Executive for an additional 12 month period.

13. Disability.

13.1 If during the Executive’s active employment the Executive becomes physically or mentally disabled, whether totally or partially, so that he is prevented from performing his duties for a period of six consecutive months, the Employer shall pay to the Executive his full Base Salary and any bonus in respect of the period ending on the last day of the sixth consecutive month of disability (the “Disability Date”), and the additional provisions set forth below shall apply:

13.2 If the Executive has not resumed his usual duties on or prior to the Disability Date, the Expiration Date of this agreement automatically shall accelerate to the Disability Date, and the Employer shall pay to the Executive, or as directed by any properly appointed guardian of the Executive, seventy-five percent (75%) of his Base Salary from the Disability Date through the end of the Employment Agreement Term (without giving effect to any early termination provisions contained in this agreement) and, the Employer shall have no obligation to pay any Bonus, discretionary bonus, or other form of compensation or consideration to the Executive in respect of periods after the Disability Date, unless applicable law requires the Employer to do so. Any Base Salary payable pursuant to this section shall be reduced by the amount of any benefits payable to the Executive under any group or individual disability insurance plan or policy, where the premiums for such plan or policy are paid primarily by the Employer;

13.3 Unless the Employer voluntarily exercises its option under Section 13.4 to restore the Executive to his full compensation, duties, functions, authority and responsibilities, the Executive shall have no obligations to the Employer from and after the Disability Date (except for his obligations under Section 11, which shall survive); and

13.4 If during the Employment Agreement Term and after a Disability Date, the Executive shall recover fully from a disability, the Employer, by action of the Board, shall have the right (exercisable within sixty (60) days after notice from the Executive of such recovery), but not the obligation, to restore the Executive to employment, full compensation, and his full level of duties, functions, authority and responsibilities hereunder.

14. Non-competition.

Except as set forth in this agreement, during the Term the Executive will not, without the prior written approval of the Board, (a) become employed by, or become an officer, director, or general partner of, any partnership, corporation or other entity in the media or entertainment sectors (each a “Prohibited Business”) or (b) directly or indirectly, purchase, invest or otherwise participate in any significant manner, in investments, businesses or commercial operations in a Prohibited Business, unless such purchase, investment or participation is conducted by and through Employer or its subsidiaries. Nothing in this Section 14 shall prohibit the Executive from continuing to fulfill his obligations as an officer, director or partner of companies or entities identified in Section 4.

15. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Employer:

CKX, Inc.

650 Madison Avenue

New York, New York 10022

Attention: Board of Directors

If to the Executive:

Kraig G. Fox

75 The Oaks

Roslyn, New York 11576

Copies of all communications given hereunder to the Employer shall also be delivered or sent, in like fashion, to: William Schwitter, Esq., Paul Hastings Janofsky & Walker, LLP, Park Avenue Tower, 75 E. 55th Street, First Floor, New York, NY 10022; telephone: (212) 318-6400; facsimile: (212) 230-7834.

16. Disputes.

16.1 Arbitration of Monetary Disputes. Any action or claim seeking monetary damages arising between the parties to this agreement (including, without limitation, the Executive’s representative following his death and any successor to the Employer), whether based on contract, negligence, intentional tort, fraud or misrepresentation, statutorily prohibited discrimination, including employment discrimination, or breach of other legal duty arising from or connected in any manner with this agreement or its performance shall be resolved exclusively through final and binding arbitration, as follows:

(a) The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (the "AAA”) in effect when the claim or dispute arose between the parties, or in the event that the AAA no longer follows the National Rules for the Resolution of Employment Disputes, then the AAA’s Commercial Arbitration Rules (if applicable, the “Rules”) in effect on the date of this agreement. Either party may, but neither party must, file or docket the dispute for administration by the AAA, so long as the dispute proceeds in accordance with this Section 16.1 and the applicable Rules.

(b) The arbitrator(s) shall be selected as follows: Each party shall by written notice to the other have the right to appoint one arbitrator. If, within thirty (30) days following the giving of such notice by one party, the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If thirty (30) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request that the AAA appoint the third arbitrator.

(c) Each party exclusively shall bear all costs, fees, and other expenses charged by or associated with the arbitrator appointed by him or it, and the parties equally shall pay the costs and expenses of any third appointed arbitrator. All proceedings connected with the arbitration, including hearings, shall be held in New York, New York, and where a party appoints an arbitrator who principally conducts his or her business outside of New York, New York, the appointing party exclusively shall bear that arbitrator’s travel, temporary lodging, and related costs and expenses. The general counsel of the AAA or his or her designee, after the filing of the dispute with the AAA, exclusively shall have the jurisdiction and the authority, after written application filed by a party with the AAA and the opportunity for the other party to respond in writing, to inequitably allocate between the parties the AAA’s pre-hearing filing and administrative fees and the fees and expenses of any appointed arbitrator(s), subject to reallocation among the parties by the arbitrator(s) in any final award (or decision).

(d) All proceedings, hearings, testimony, documents, or writings related to the arbitration shall be confidential, i.e., not disclosed by a party, a party’s representative(s), or any testifying witnesses to a person or entity not a party to, or interested in, the arbitration.  The parties further agree, without regard to any AAA rule to the contrary, that where a written reasoned award(s) is made by the arbitrator(s), the arbitrator(s) also shall issue a one-page award (or decision) in a form which permits a future need by any party to judicially enforce the award, but that the written reasoned award shall not be disclosed by the parties to any person or body not connected directly with the arbitration.

(e) The arbitrator(s) appointed exclusively shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to him, her, or them. Each party shall bear its or his own arbitration costs and expenses, including, without limitation, the costs and expenses associated with any attorney or other expert or representative retained by the party in connection with a claim, without regard to any pre-award application by the AAA of the last sentence of Section 16.1(c). The interpretation and enforceability of the arbitration agreement memorialized in this section shall be determined in accordance with the United States Federal Arbitration Act (9 U.S.C. §1, et seq.) (the “FAA”), unless the New York State Arbitration Act (the “New York Act”) (CPLR §7501, et seq.) would make enforceable this agreement after an appointed arbitrator(s) finds it unenforceable under the FAA, in which case the New York Act shall be applied. Any process required or desirable in connection with any arbitration under this Section 16.1 shall be issued and served as authorized by the FAA, the New York Act, or any treaty to which the United States is a signatory, and upon a party by personal or permitted substitute service anywhere in the world. The substantive law applied by the arbitrator(s) to the determination of any claim or defense not connected with the enforceability of this arbitration agreement shall be the internal laws of the State of New York, without reference to conflicts of law principles.

(f) The parties agree that the appointed arbitrator(s) shall have no power or authority to make awards or issue orders of any kind, except as authorized by the FAA and the internal laws of the State of New York. Any monetary award made shall be payable promptly in United States dollars, free of any tax, offset, or deduction (unless required by law), and any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting enforcement.

16.2 Claims for Equitable Relief. Any action or proceeding initiated by any party to this agreement seeking any form of temporary or preliminary injunctive relief, including, without limitation, specific performance, connected with this agreement or its performance may be brought against any other party in the courts of the State of New York or, if the party has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts in any such action or proceeding, and each party waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The parties agree that the pursuit of any relief described in this Section 16.2 in no way may or shall diminish, defeat, or otherwise impair the agreement expressed in Section 16.1.

17. General.

17.1 Governing Law. This agreement shall be interpreted, construed, and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.

17.2 Captions. This agreement contains section headings for reference only. The headings in no way affect the meaning or interpretation of this agreement.

17.3 Entire Agreement. This agreement fully memorializes the agreement and understanding of its parties relating to its subject matter, and supersedes all prior or contemporaneous agreements, arrangements and understandings, written or oral, between the parties with respect to such subject matter

17.4 Successors and Assigns. This agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, except as set forth in Section 9.3, and any prohibited assignment attempted by the Executive is void. This agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer’s assets, or otherwise, as fully as if such successor was a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer’s obligations hereunder. Notwithstanding anything else herein contained, the term “Employer” as used in this agreement, shall include all such successors.

17.5 Amendments; Waivers. This agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an affirmative vote of the Board or its Compensation Committee and the consent in writing of the Executive and the Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

17.6 Beneficiaries. Whenever this agreement provides for any payment to the Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to re-designate a beneficiary or beneficiaries by written notice to the Employer (and to any applicable insurance company) to such effect.

17.7 Reformation. The Executive and the Employer agree that any provision of this agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this agreement deemed unenforceable after modification shall be deemed stricken from this agreement, with the remainder of the agreement being given its full force and effect.

17.8 Full Negotiation. The Executive and the Employer each independently have made all inquiries regarding the qualifications of the other which he or it deems necessary. The Executive and the Employer affirm that he or it fully understands this agreement’s meaning and effect. Each party has participated fully and equally in the negotiation and drafting of this agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this agreement.

17.9 Currency. Each and every reference to a monetary amount in this agreement means United States dollars.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date first above written.

CKX, INC.

By: /s/ Michael G. Ferrel

Name: Title:	Michael G. Ferrel Chief Executive Officer

/s/ Kraig G. Fox
Kraig G. Fox